Exhibit 10.177

EXCHANGE AGREEMENT

Exchange Agreement, dated as of December 23, 2019, by and between Rennova Health, Inc., a Delaware corporation (“Rennova”), and Alcimede LLC, a Delaware limited liability company (“Alcimede”).

WHEREAS, on July 23, 2018, Rennova issued to Alcimede 250,000 shares of its Series J Convertible Preferred Stock (the “Series J Preferred Stock”);

WHEREAS, holders of the Series J Preferred Stock are entitled to receive, when and as declared by the Board of Directors of Rennova, but only out of funds that are legally available therefor, cumulative cash dividends at the rate of 8% of the stated value per annum on each share of Series J Preferred Stock; and

WHEREAS, Alcimede desires to exchange the Series J Preferred Stock (including all rights to any cumulative dividends thereon) for 250,000 shares of the newly-authorized Series K Convertible Preferred Stock of Rennova (the “Shares”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Exchange. On the Closing Date (as defined below), subject to the terms and conditions of this Agreement, the parties hereto shall exchange the Series J Preferred Stock for the Shares. The exchange shall take place at such date and time as the parties may agree (the “Closing Date”). Upon the exchange, the shares of Series J Preferred Stock shall be cancelled.

2. Representations and Warranties of Rennova. Rennova hereby represents and warrants to Alcimede that:

(a) Rennova is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) All corporate action on the part of Rennova necessary for the authorization, execution and delivery of this Agreement, and the performance of all obligations hereunder, have been taken on or prior to the date hereof. This Agreement is validly authorized, executed and delivered by Rennova and constitutes the legal, valid and binding obligation of Rennova enforceable against it in accordance with its terms, except as such enforceability may be limited by general principles of equity or by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

3. Representations and Warranties of Alcimede. Alcimede hereby represents and warrants to Rennova that:

(a) Alcimede is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) All company action on the part of Alcimede necessary for the authorization, execution and delivery of this Agreement, and the performance of all obligations hereunder, have been taken on or prior to the date hereof. This Agreement is validly authorized, executed and delivered by Alcimede and constitutes the legal, valid and binding obligation of Alcimede, enforceable against Alcimede in accordance with its terms, except as such enforcement may be limited by general principles of equity or by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(c) Alcimede is acquiring the Shares, and the shares into which they are convertible, for its own account only and not with view towards, or for sale in connection with, the public sale or distribution thereof.

(d) Alcimede is an “accredited investor” as that term is defined in Rule 501 of Regulation D, as promulgated under the Securities Act.

(e) Alcimede understands that the Shares and the shares into which they are convertible are being offered and issued to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that Rennova is relying in part upon the truth and accuracy of, and Alcimede’s compliance with, the representations, warranties, acknowledgements, and understandings of Alcimede set forth herein in order to determine the availability of such exemptions and the eligibility of Alcimede to acquire the Shares and the shares into which they are convertible.

(f) Alcimede and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of Rennova and materials relating to the offer and issuance of the Shares and the shares into which they are convertible which have been requested by Alcimede. Alcimede has had the opportunity to review Rennova’s filings with the Securities and Exchange Commission. Alcimede and its advisors, if any, have been afforded the opportunity to ask questions of Rennova. Neither such inquiries nor any other due diligence investigations conducted by Alcimede or its advisors, if any, or its representatives shall modify, amend or affect Alcimede’s right to rely on Rennova’s representations and warranties contained herein. Alcimede understands that its investment in the Shares and the shares into which they are convertible involves a high degree of risk. Alcimede has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Shares and the shares into which they are convertible. Alcimede is relying solely on its own accounting, legal and tax advisors, and not on any statements of Rennova or any of its agents or representatives, for such accounting, legal and tax advice with respect to its acquisition of the Shares and the shares into which they are convertible and the transactions contemplated by this Agreement.

(g) Alcimede understands that no United States, federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares or the shares into which they are convertible or the fairness or suitability of the investment in the Shares or the shares into which they are convertible nor have such authorities passed upon or endorsed the merits of the offering of the Shares or the shares into which they are convertible.

(Signatures on next page)

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year set forth above.

RENNOVA HEALTH, INC.

By:	/s/ Sebastien Sainsbury
Name:	Sebastien Sainsbury
Title:	Secretary

ALCIMEDE LLC

By:	/s/ Seamus Lagan
Name:	Seamus Lagan
Title:	Sole Manager

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